Exhibit 99.1

News Release

For Further Information Call:

Walter A. Shephard

Chief Financial Officer

Voice: 860-704-3955

inquire@zygo.com

ZYGO REPORTS FISCAL 2010 THIRD QUARTER RESULTS

Revenues Increase 27% Year-to-Year

Acquisition of Zemetrics Completed

MIDDLEFIELD, CT, May 4, 2010 – Zygo Corporation (NASDAQ: ZIGO) today announced revenues of $25.4 million for the third quarter of fiscal 2010, which ended on March 31, 2010, an increase of 27% compared with revenues of $20.0 million in the third quarter of fiscal 2009, reflecting year-to-year improvement in the Company’s core optical and metrology markets.

Bookings for the third quarter of fiscal 2010 were $27.3 million, a slight decrease from bookings of $28.6 million in the second quarter of fiscal 2010 and an increase of 75% as compared with bookings of $15.6 million in the third quarter of fiscal 2009. Bookings for the Metrology Solutions division accounted for 59% of the bookings received in the third quarter, with the Optical Systems division contributing the remaining 41%.

For the third quarter of fiscal 2010, Zygo reported a net loss of $2.7 million ($2.5 million loss from continuing operations), or a loss of $0.16 ($0.15 loss from continuing operations) per diluted share, as compared with a net loss of $15.1 million ($12.5 million loss from continuing operations), or $0.90 ($0.75 loss from continuing operations) per diluted share, for the third quarter of fiscal 2009. The third quarter of fiscal 2010 loss from continuing operations included $3.3 million of operating expenses primarily related to costs for the acquisition of Zemetrics, including the subsequent charge relating to the impairment of goodwill as part of the purchase price valuation, the Company’s evaluation of the unsolicited offer by II-VI Incorporated, and search costs for our new chief executive officer. The third quarter of fiscal 2009 loss from continuing operations included $9.8 million of charges primarily related to the termination of the proposed ESI merger, inventory adjustments, severance charges, and asset impairment charges. Excluding these charges in both 2010 and 2009, the Company would have reported net income from continuing operations in the third quarter of fiscal 2010 of $762,000, or $0.04 per diluted share, as compared with a net loss from continuing operations of $7.0 million, or $0.42 per diluted share, for the prior year quarter. A reconciliation between GAAP (Accounting Principles Generally Accepted in the United States of America) operating results and non-GAAP operating results is provided following the financial statements that are part of this release.

Commenting on the third quarter results, Walter Shephard, Chief Financial Officer of Zygo Corporation, said, “We are especially pleased with the 45% gross margin achieved in this quarter as compared with an adjusted 35% in the comparable prior year quarter. Cost containment actions as well as improved factory processes contributed to the best gross margin percentage in over five years. The reduction in operating expenses to $10.3 million in the third quarter of fiscal 2010 from $13.8 million in the prior year quarter (in each case, after excluding the non-GAAP charges) is also a significant improvement and will help us realize an increase in return on future sales growth.”

“Zygo continued to execute on its objectives to advance its operating model, reducing operating costs while improving its gross margins to levels not seen in a few years,” said Dr. Chris Koliopoulos, President and Chief Executive Officer of Zygo Corporation. “We also saw better than expected order volume in stage metrology for lithography systems during the quarter and our Electro-Optics Group continued to receive large follow-on orders, especially from our life sciences customers. We are also pleased that our balance sheet has remained strong. Our current cash and marketable securities increased $3.1 million during the third quarter.”

For the first nine months of fiscal 2010, the Company recorded revenues of $72.8 million and a net loss of $10.4 million ($7.7 million loss from continuing operations), or a loss of $0.61 ($0.45 from continuing operations) per diluted share, compared with revenues of $90.9 million and a net loss of $18.6 million ($15.5 million loss from continuing operations), or $1.11 ($0.92 loss from continuing operations) per diluted share, for the first nine months of fiscal 2009.

“There has been a great deal of activity at Zygo during this quarter as the organization adjusted to a new CEO while completing the acquisition of Zemetrics,” said Dr. Koliopoulos. “I am pleased with the level of commitment and cohesiveness I have seen from our employees in the early stages of this integration. Already we are moving on opportunities to improve and expand our product offerings through the synergies created with this merger. Everyone is working hard to create a total business model at Zygo that will offer high value advanced technology to our customers while providing opportunities for growth for our employees as we increase shareholder value going forward. With the third quarter results to build on, and the potential of new products from our development teams, my optimism in our future is further reinforced.”

Zygo Corporation is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services serving customers in the semiconductor capital equipment and industrial markets.

Note: Zygo’s teleconference to discuss the results of the third quarter of fiscal 2010 will be held at 5 PM Eastern Time on May 4, 2010 and can be accessed by dialing 800-925-4693. This call is web cast live on Zygo’s web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

Forward-Looking Statements

All statements other than statements of historical fact included in this news release regarding financial performance, condition and operations, and the business strategy, plans, anticipated revenues, bookings, market acceptance, growth rates, market opportunities, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management’s current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plans,” “strategy,” “project,” and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending of our customers; fluctuations in revenues to our major customer; manufacturing and supplier risks; risks of order cancellations, push-outs and de-bookings; dependence on timing and market acceptance of new product development; rapid technological and market change; risks in international operations; risks related to the reorganization of our business; dependence on proprietary technology and key personnel; length of the revenues cycle; environmental regulations; investment portfolio returns; fluctuations in our stock price; the risk that anticipated growth opportunities may be smaller than anticipated or may not be realized; risks related to the acquisition of Zemetrics and integration of the business and employees; the risk related to the Company’s transition to new senior management; and the risk associated with unsolicited proposals to purchase outstanding shares of the Company’s common stock. Zygo Corporation undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this news release. Further information on potential factors that could affect Zygo Corporation’s business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K, as amended by two Form 10-K/A filings, for the fiscal year ended June 30, 2009, filed with the Securities and Exchange Commission on September 14, 2009, October 26, 2009, and December 23, 2009, respectively.

Zygo Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009

Revenues	$25,439	$20,020	$72,845	$90,913
Cost of goods sold	13,962	15,311	43,241	57,461
Gross margin	11,477	4,709	29,604	33,452

Selling, general, and administrative expenses	10,130	15,120	25,218	36,349
Research, development, and engineering expenses	3,546	6,262	11,089	17,129
Provision for doubtful accounts and notes	(155)	15	(102)	1,014
Operating expenses	13,521	21,397	36,205	54,492
Operating loss	(2,044)	(16,688)	(6,601)	(21,040)

Other income (expense)
Interest income	5	140	79	800
Miscellaneous expense	(101)	(233)	(17)	(210)
Total other income (expense)	(96)	(93)	62	590
Loss from continuing operations before income tax, including non-controlling interest	(2,140)	(16,781)	(6,539)	(20,450)
Income tax benefit (expense)	(131)	4,347	(505)	5,669
Net loss from continuing operations	(2,271)	(12,434)	(7,044)	(14,781)

Loss from discontinued operations, net of tax	(193)	(2,564)	(2,667)	(3,107)

Net loss including noncontrolling interest	(2,464)	(14,998)	(9,711)	(17,888)
Less: Net earnings attributable to noncontrolling interest	232	103	677	751
Net loss attributable to Zygo Corporation	$(2,696)	$(15,101)	$(10,388)	$(18,639)

Basic and Diluted - Loss per share attributable
to Zygo Corporation
Continuing operations	$ (0.15)	$ (0.75)	$ (0.45)	$ (0.92)
Discontinued operations	(0.01)	(0.15)	(0.16)	(0.19)
Net loss per share	$ (0.16)	$(0.90)	$(0.61)	$(1.11)

Weighted average shares outstanding
Basic and diluted shares	17,342	16,872	17,091	16,826

Net loss from continuing operations attributable to Zygo Corporation	$(2,503)	$(12,537)	$(7,721)	$(15,532)

Zygo Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(Thousands)

	March 31, 2010	June 30, 2009
Assets
Current assets:
Cash and cash equivalents	$40,891	$32,723
Marketable securities	1,000	4,015
Receivables, net	19,471	20,874
Inventories	25,157	30,452
Prepaid expenses and other	1,690	1,527
Income tax receivable	1,041	1,022
Current assets of discontinued operations	17	294
Total current assets	89,267	90,907

Marketable securities	980	499
Property, plant, and equipment, net	23,978	27,325
Intangible assets, net	5,541	4,211
Other assets	1,030	1,013
Non-current assets of discontinued operations	-	144
Total assets	$120,796	$124,099

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,143	$5,089
Accrued expenses	14,951	15,745
Income tax payable	317	-
Current liabilities of discontinued operations	221	331
Total current liabilities	20,632	21,165

Long-term income tax payable	1,826	1,826
Other long-term liabilities	1,525	1,081
Non-current liabilities of discontinued operations	365	-

Commitments and contingencies	-	-

Total stockholders' equity - Zygo Corporation	94,381	98,583
Noncontrolling interest	2,067	1,444
Total stockholders' equity	96,448	100,027
Total liabilities and stockholders' equity	$120,796	$124,099

Zygo Corporation and Subsidiaries

Reported Results to Non-GAAP Results

(Unaudited)

(Thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009

GAAP operating loss (as reported)	$(2,044)	$(16,688)	$(6,601)	$(21,040)

Adjustments to cost of goods sold
Severance charges (COGS)	-	354	-	354
Inventory adjustments (COGS) *1	-	1,862	-	1,862

Adjustments to bad debt *2
Bad debt (one-time)	-	-	-	924

Adjustments to operating expenses
Zemetrics acquisition: goodwill (SG&A)	2,003	-	2,003	-
Zemetrics acquisition costs (SG&A)	377	-	457	-
II-VI related cost (SG&A)	736	-	736	-
CEO retirement and search costs (SG&A)	112	-	929	-
Severance charges (SG&A)	37	343	472	343
Severance charges (RD&E)	-	172	377	172
ESI merger related expenses (SG&A)	-	6,059	-	8,253
Asset impairment charges (SG&A)	-	286	-	286
Asset impairment charges (RD&E)	-	761	-	761
Royalty claim (SG&A)	-	-	-	1,360
Property lease expense (SG&A)	-	-	19	-
Total non-GAAP adjustments to operating expenses	3,265	9,837	4,993	14,315

Non-GAAP operating profit (loss), as adjusted	$1,221	$(6,851)	$(1,608)	$(6,725)

Other income (expense) (as reported)	(96)	(93)	62	590
Income tax benefit (expense) *3	(131)	-	(505)	-

Less: Net earnings attributable to noncontrolling interest (as reported)	232	103	677	751

Non-GAAP net earnings (loss) - continuing operations, as adjusted	$762	$(7,047)	$(2,728)	$(6,886)

GAAP loss per share - continuing operations (as reported)	($0.15)	($0.75)	($0.45)	($0.92)
Non-GAAP net earnings (loss) per share - continuing operations, as adjusted	$0.04	($0.42)	($0.16)	($0.41)
Weighted average shares used in basic shares calculation	17,342	16,872	17,091	16,826
Weighted average shares used in diluted shares calculation	17,656	-	-	-

*1 Management has included certain fiscal 2009 inventory adjustments for specific inventory in this reconciliation as such adjustments are considered unusual due to their size and severity. Inventory adjustments of a nature that occur in the ordinary course have not been included in such reconciliation.

*2 Management has included the provision for fiscal 2009 related to the extension of a note receivable to Solvision in this reconciliation as a significant, unusual item. Provisions for doubtful accounts of a nature that occur in the ordinary course have not been included in such reconciliation.

*3 The Company’s reported results for fiscal 2010 and full year 2009 include a full valuation allowance on its deferred tax assets. Accordingly, for purposes of computing non-GAAP net earnings (loss), as adjusted, the Company has assumed no tax benefit would be recorded in fiscal 2010 and 2009.

Non-GAAP operating profit (loss), as adjusted, non-GAAP net earnings (loss), as adjusted, and non-GAAP net earnings (loss) per share, as adjusted, are operating performance measures defined by the Company and used by the Company’s management to evaluate its operating activities and a reconciliation of such amounts to reported results is presented above. These non-GAAP financial measures are not intended to replace reported amounts of operating profit (loss), net earnings (loss) or net earnings (loss) per share, which respectively are the most directly comparable GAAP financial measures. The Company believes that providing such a reconciliation is useful to users of the financial statements, since it excludes certain significant and unusual charges in the Company’s results, thus enhancing comparability of the Company’s results between periods presented. These non-GAAP measures are not alternatives to the most directly comparable reported measures under GAAP and should not be considered as alternatives to operating profit (loss), net earnings (loss), and net earnings (loss) per shares or any other measure of consolidated operating results under GAAP.